Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-333-240307) of our report dated March 29, 2021, with respect to the consolidated financial statements of 1847 Goedeker Inc., which appears in this Annual Report on Form 10-K of the Company for the year ended December 31, 2020.

/s/ Friedman LLP

Marlton, New Jersey

March 29, 2021